Exhibit 99.2
For Immediate Release
Isabella Bank Corporation
139 E. Broadway
Mt. Pleasant, MI 48858
FOR MORE INFORMATION, CONTACT:
Mary Olivieri, Community Relations Director
989-779-6309 Fax: 989-775-5501
Mt. Pleasant, Michigan, December 23, 2009
The Isabella Bank Corporation (ISBA) Board of Directors is pleased to announce that the Corporation’s continued strong earnings and capital position have allowed it to increase its aggregate annual cash dividend for the 28th consecutive year. At the Board’s regular meeting held on December 17, 2009, it declared a regular quarterly cash dividend of $0.13 per share and a special cash dividend of $0.19 per share, for a total cash dividend for the fourth quarter of $0.32 per share, payable December 31, 2009 with a record date of December 27th. Including the total fourth quarter dividend of $0.32 per share the Corporation will have paid a total cash dividend of $0.70 in 2009, representing a 7.69% increase over the $0.65 paid in 2008. Based on the Corporation’s average closing price during November 2009 of $16.50, the Corporation’s dividend yield is 4.24%.
To assist current and prospective shareholders in calculating the Corporation’s dividend yield, and consistent with industry practice, the Board approved a resolution stating its current intent to pay future dividends in equal quarterly amounts. Of course, any future dividend payments will depend upon the Corporation’s financial position and action by the Board at that time.
The Board also examined its past practice of issuing a 10% stock dividend every other year, particularly in light of the current poor economic climate. The Board concluded that it would be in the best interest of its shareholders to discontinue the 10% stock dividend and focus on the value of each share rather than increasing the number of shares outstanding.
Individuals who wish to purchase shares of Isabella Bank Corporation (ISBA) stock may contact the Raymond James office located at the Corporation’s subsidiary, Isabella Bank at 989-773-3585, or their own stockbroker. For current stock information please visit the Investor Relations tab on the Isabella Bank web site or, alternatively, go to www.pinksheets.com and enter the Corporation’s trading symbol ISBA.
This press release includes forward-looking statements. To the extent that the foregoing information refers to matters that may occur in the future, please be aware that such forward-looking statements may differ materially from actual results. Additional information concerning some of the factors that could cause materially different results is included in the Isabella Bank Corporation’s annual report on Form 10-K for the year ended December 31, 2008 and Form 10-Q for the quarter ended September 30, 2009, which are available from the Securities and Exchange Commission’s Public Reference facilities and from its website at www.sec.gov.